Exhibit 10.24

FORM OF

CDW RESTRICTED DEBT UNIT PLAN

(MANAGEMENT)

RESTRICTED DEBT UNIT GRANT NOTICE AND AGREEMENT

To: [NAME] (referred to herein as “Grantee” or “you”)

CDW LLC (the “Company”) is pleased to confirm that you have been granted Restricted Debt Units (“RDUs”), as defined in the CDW Restricted Debt Unit Plan (the “Plan”), effective March 10, 2010 (the “Grant Date”).

1. Acceptance of Terms and Conditions. To be eligible to receive the RDUs, you must sign this Restricted Debt Unit Grant Notice and Agreement (this “Agreement”) and return it by March 29, 2010. By signing this Agreement, you agree to be bound by the terms and conditions herein and in the Plan, and you further acknowledge and agree that the RDUs do not confer any legal or equitable right (other than those rights constituting the RDUs themselves) against the Company or any subsidiary directly or indirectly, or give rise to any cause of action at law or in equity against the Company.

2. Grant of RDUs. Subject to the restrictions, limitations, terms and conditions specified in the Plan and this Agreement, the Company hereby grants you as of the Grant Date [NUMBER] RDUs. The RDUs represent a fractional share of a hypothetical pool (the “Debt Pool”) of $28.5 million principal amount of the Company’s Senior Subordinated Debt or Replacement Assets, each as defined in the Plan. Your fractional share of the Debt Pool is [PERCENT] (calculated by dividing the number of RDUs you have been granted by the 28,500 RDUs available for issuance under the Plan).

3. Vesting. Subject to the exceptions outlined in this Paragraph 3, you shall become vested in your RDUs daily on a pro rata basis over the three-year period commencing on January 1, 2012 and continuing through December 31, 2014 if, and only if, you are and have been continuously (except for any absence for vacation, leave, etc. in accordance with the Company’s or any of its subsidiaries’ policies) (a) employed by the Company or any its subsidiaries; or (b) serving as a member of the Board of Directors or Board of Managers (a “Director”) of the Company or any of its subsidiaries. You shall become fully vested in your RDUs upon a Sale of the Company (as defined in the Plan) if you are then employed with the Company or any of its subsidiaries. If your employment or service as a Director terminates for any reason, you shall forfeit any unvested RDUs (and any interest payments associated with those RDUs following such date of termination). Notwithstanding any of the foregoing to the contrary, upon termination of employment or service as a Director due to death or Disability (as defined in the Plan), you shall receive (x) the vested percentage through your termination date determined pursuant to the schedule above; and (y) accelerated vesting on an additional 20% of your RDUs (vested percentage plus accelerated vesting capped at 100%).

4. Interest Component Payment Eligibility. As long as you are, on an Interest Payment Date, and have been continuously (except for any absences for vacation, leave, etc. in accordance with the Company’s or any of its subsidiaries’ policies) (a) employed by the Company or any of its subsidiaries; or (b) serving as a Director through such Interest Payment Date, you shall be eligible to receive payment of the interest component due on that date with respect to your vested and unvested RDUs. Subject to Paragraph 5 hereof, if your employment or service as a Director terminates for any reason, (x) you shall continue to receive interest component payments with respect to vested RDUs; and (y) your right to receive interest component payments with respect to unvested RDUs shall terminate. Subject to Paragraph 5 hereof, if your employment or service as a Director terminates for any reason between Interest Payment Dates, you shall receive a pro rata interest payment with respect to unvested RDUs for the period ending on such termination date.

Subject to Paragraph 5 hereof, (a) if you are, on December 31, 2011, and have been continuously (except for any absences for vacation, leave, etc. in accordance with the Company’s or any of its subsidiaries’ policies) (i) employed by the Company or any of its subsidiaries, or (ii) serving as a Director through December 31, 2011, you shall be eligible to receive payment of the interest that has accrued on your vested and unvested RDUs pursuant to Section 5.2(a) of the Plan; and (b) if your employment or service as a Director terminates for any reason on or before December 31, 2011, you shall forfeit the right to any interest that has accrued pursuant to Section 5.2(a) of the Plan. Notwithstanding any of the foregoing to the contrary, subject to Paragraph 5 hereof, upon a termination due to death or Disability (as defined in the Plan), you shall receive interest that has accrued pursuant to Section 5.2(a) of the Plan with respect to your vested and unvested RDUs up to and including the date of your termination and such interest only with respect to your vested RDUs from the date of your termination through December 31, 2011, with payment for such accrued interest in January 2012.

5. Forfeiture and Recoupment. In the event of Wrongful Conduct, as defined below, (a) all RDUs held by you (whether or not vested, and including any interest payments not yet paid) shall automatically be cancelled without any consideration paid therefor and without further action on the part of the Company; and (b) you shall repay to the Company any amounts paid to you with respect to the RDUs (including without limitation payments pursuant to the interest component) at any time during the 24-month period prior to your termination of employment or service as a Director and at any time after your termination of employment or service as a Director. By accepting the RDUs, you consent to and authorize the Company and its subsidiaries to deduct from any amounts payable to you by the Company or its subsidiaries any amounts you owe under this Paragraph 5.

“Wrongful Conduct” shall exist if: (a) your employment with the Company and all of its subsidiaries is terminated for Cause, as defined in your Class B Common Unit Grant Agreement, as it may be amended or supplemented from time to time; or (b) during the three-year period following the termination of your employment or service as a Director, you violate any agreement between yourself and the Company or its subsidiaries with respect to noncompetition, nonsolicitation, confidentiality or protection of trade secrets (or similar provision regarding intellectual property).

6. Conformity with the Plan. The RDUs are subject to the terms of this Agreement and the Plan, which is incorporated into this Agreement by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By your acceptance of this Agreement, you agree to be bound by all of the terms of this Agreement and the Plan. Any capitalized terms used herein that are not defined herein shall have the same meaning as provided in the Plan.

7. Consent to Venue, Waiver of Jury Trial. Any legal action involving benefits claimed or legal obligations relating to or arising under this Agreement or the Plan may be filed only in state or Federal District Court in the city of Chicago, Illinois. BY ACCEPTING THE RDUS, YOU AGREE THAT YOU WILL NOT BE ENTITLED TO THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THE PLAN OR THE MATTERS CONTEMPLATED THEREBY.

8. Confidentiality. You agree that you will not disclose the existence or terms of this Agreement to any other employees of the Company or third parties with the exception of your accountants, attorneys, or spouse, and shall ensure that none of them discloses such existence or terms to any other person, except as required to comply with legal process.

*         *         *

The undersigned hereby acknowledges, accepts, and agrees to all terms and provisions of the foregoing Agreement.

Grantee

Date

3